Exhibit 99.1

Socket Mobile Reports Second Quarter 2012 Results

NEWARK, Calif., – July 26, 2012 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the 2012 second quarter ended June 30, 2012.

Revenue for the second quarter of 2012 was $4.0 million, down 7 percent compared to revenue of $4.4 million for the same quarter a year ago and flat compared to $4.0 million in the immediately preceding quarter. Net loss for the second quarter of 2012 was $755,000, or a loss of $0.16 per share, compared to a net loss of $392,000, or a loss of $0.09 per share, in the second quarter of 2011 and a net loss of $872,000, or $0.18 per share, in the immediately preceding quarter.

Operating expenses for the second quarter of 2012 were $2.2 million, an increase of 9 percent compared to operating expenses of $2.0 million for the same quarter a year ago, and a decrease of 6 percent compared to operating expenses of $2.4 million in the immediately preceding quarter.

Kevin Mills, president and chief executive officer, commented, “We are shipping our newest products, the SoMo655 handheld computer and our Apple certified 7ci barcode scanner. We are focused on building sales momentum and remain committed to reaching sustainable profitable operating levels.

“The release of our newest handheld computer near the end of the second quarter, the SoMo655, is a significant milestone in serving the needs of mobile workers to remotely access, collect or process data. The SoMo655 is fully compatible with its predecessor, the SoMo650 and with the discontinued Hewlett-Packard 200 series handheld computer and includes the latest wireless LAN technology, four times the memory, and other significant improved features. Our commitment to support the SoMo655 for five years, compatibility with older Windows Mobile operating system devices, and our exceptional SocketCare support programs make the SoMo655 ideal for organizations that rely on mobile devices.

“We also introduced our new low-cost Model 7Ci linear barcode scanner, and now provide Apple users with both a low-cost linear barcode scanner and a high powered 2D barcode scanner, our Model 7Xi. Both Apple-certified barcode scanners work with smartphones and tablets running operating systems from Apple, Android from Google, Blackberry from Research in Motion, and Windows/Windows Mobile. Our software developer kits make it easy for application developers to add Socket’s professional barcode scanning capability.”

For the six months ended June 30, 2012, revenue was $8.0 million, a decrease of 5 percent compared to $8.4 million in the six month period a year ago. Net loss was $1.6 million, or a loss of $0.34 per share, compared to a net loss of $1.3 million, or a loss of $0.32 per share, for the same period a year ago. Operating expenses for the six months ended June 30, 2012 were $4.6 million, compared to operating expenses of $4.1 million for the same period a year ago.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 397354#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

With 20 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Twitter www.twitter.com/socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Investor Relations Contact:	Socket Investor Contact:	Socket Media Contact:
Todd Kehrli / Jim Byers	Dave Dunlap	Angela Slate
MKR Group, Inc.	Chief Financial Officer	PR and MarCom Specialist
323-468-2300	510-933-3035	510-933-3055
sckt@mkr-group.com	dave@socketmobile.com	angela@socketmobile.com

Socket and SoMo are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2012, Socket Mobile, Inc. All rights reserved.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute our products or may not be successful in doing so, the risk that acceptance of our products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

--Financial tables to follow--

 Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue	$4,038	$4,353	$7,992	$8,392
Cost of revenue	2,539	2,526	4,970	5,051
Gross profit	1,499	1,827	3,022	3,341
Gross profit percent	37%	42%	38%	40%
Research and development	740	648	1,524	1,318
Sales and marketing	982	858	1,942	1,686
General and administrative	497	532	1,110	1,127
Total operating expenses	2,219	2,038	4,576	4,131
Interest expense, net	27	20	57	45
Debt discount amortization	—	153	—	469
Deferred tax provision	8	8	16	16
Net loss	$(755)	$(392)	$(1,627)	$(1,320)
Basic and diluted net loss per share	$(0.16)	$(0.09)	$(0.34)	$(0.32)
Weighted average shares outstanding: Basic and diluted	4,854	4,234	4,846	4,084

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2012 (Unaudited)	December 31, 2011*
Cash	$612	$957
Accounts receivable	1,506	2,791
Inventories	1,766	1,461
Other current assets	160	219
Property and equipment, net	425	312
Goodwill	4,427	4,427
Intangible technology	120	150
Other assets	82	80
Total assets	$9,098	$10,397
Accounts payable and accrued liabilities	$4,387	$3,926
Bank line of credit	897	1,110
Deferred income on shipments to distributors	1,169	1,572
Deferred service revenue	427	415
Other liabilities	312	249
Common stock	60,737	60,329
Accumulated deficit	(58,831)	(57,204)
Total Liabilities and Equity	$9,098	$10,397

*Derived from audited financial statements.

# # #